Exhibit 4.2


                        PERFORMANCE INTERCONNECT CORP.
                           17300 N. Dallas Parkway
                                  Suite 2040
                               Dallas. TX 75248



 November 29, 1999



 Mr. Hin Hiong Khnoo
 Nations Corp

                           VIA FAX 011 65 487 7789
                           -----------------------

 The purpose of this letter is to evidence our agreement regarding the investment by Nations Corp ("NC") into Performance Interconnect Corp. ("PIC").

 PIC has signed a Letter of Intent to enter into a reverse merger with ESPO's Inc. a publicly traded non-reporting corporation whose symbol is SPOS ("SPOS"). Pursuant to the reverse merger agreement, the total number of issued and outstanding shares of SPOS will be 5,885,000 immediately after the closing.

 The terms of the NC investment are as follows:

 1. NC will transfer 300,000 shares of common stock in uniView Technologies Corp to PI or its assignee at a value equal to the stock closing price on November 29, 1999, $2.875 per share, plus a premium of .125 per share, for a total of $3.00 per share.

 2. PI will cause SPOS to issue convertible preferred stock to NC at follows immediately after the closing of the reverse merger.

      a. The redemption value of the preferred stock shall be equal to the value of the uniView stock (i.e. $3.00 x 300,000). a total of $900,000.

      b. The preferred stock will have a six-percent annual dividend rate, payable quarterly in cash.

      c. The preferred stock will be convertible into SPOS common stock at the rate of $3.00 per share for five years.

 Mr. Hin Hiong Khoo
 November 29. 1999




      d. SPOS will give NC standard registration rights for shares converted into common stock. The stock will not be subject to Rule 144.

 3. SPOS and NC shall sign such documents as are necessary to carry out this Agreement.


 Sincerely,

 /s/
 ---------------
 D. Ronald Allen
 Chairman



 AGREED:
 /s/
 --------------
 Hin Hiong Khoo

 /s/
 ---------------
 Marguerite Khoo